CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



      We consent to the use of our report dated October 27, 1995 on the financial statements and financial highlights of Franklin Corporate Qualified Dividend Fund, Franklin Rising Dividends Fund, and Franklin Investment Grade Income Fund, each a series of shares of Franklin Managed Trust. Such financial statements and financial highlights appear in the 1995 Annual Report to Shareholders which is incorporated by reference in the Prospectus and the Statement of Additional Information filed in the Post-Effective Amendment Number 13 to the Registration Statement on Form N-1A of Franklin Managed Trust. We also consent to the references to our Firm in such Registration Statement and Prospectus.


                                       /S/ TAIT, WELLER & BAKER
                                           TAIT, WELLER & BAKER



Philadelphia, Pennsylvania
November 17, 1995